Exhibit 10.3
BROCADE COMMUNICATIONS SYSTEMS, INC.
PERFORMANCE BONUS PLAN
Effective April 11, 2013
SECTION 1
ESTABLISHMENT AND PURPOSE
1.1 Purpose. Brocade Communications Systems, Inc. hereby establishes the Brocade Communications Systems, Inc. Performance Bonus Plan (the “Plan”). The Plan is intended to promote the success of the Company by motivating key executives to achieve the Company's objectives. The Plan provides executives with incentive awards based on the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Code Section 162(m).
1.2 Effective Date. The Plan is effective as of April 11, 2013 (the “Effective Date”), subject to the approval of a majority of the shares of the Company's common stock who are present in person or by proxy and entitled to vote at the 2013 Annual Meeting of Stockholders.
SECTION 2
DEFINITIONS
The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
2.1 “Actual Award” means as to any Performance Period, the actual amount (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee's authority under Section 3.5 to reduce the award otherwise determined by the Payout Formula.
2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
2.3 “Base Salary” means as to any Performance Period, 100% of the Participant's annual salary rate on the last day of the Performance Period. Base Salary shall be determined without regard to deductions for taxes or other items and before any deferrals of compensation under any Company sponsored plan.
2.4 “Board” means the Company's Board of Directors.
2.5 “Cash Flow” means as to any Performance Period, cash generated from business activities.
2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.7 “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date, the Compensation Committee of the Board shall serve as the Committee.
2.8 “Company” means Brocade Communications Systems, Inc., a Delaware corporation.
2.9 “Customer Satisfaction” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to fulfillment of customer expectations and/or attainment of customer satisfaction metrics and/or ratings.
2.10 “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award's qualification as performance-based compensation under Section 162(m) of the Code.
2.11 “Disability” means a permanent and total disability determined in accordance with standards adopted by the Committee from time to time.

2.12 “Earnings Per Share” means as to any Performance Period, the Company's Profit, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding for the Performance Period.
2.13 “Financial Management” means as to any Performance Period, the objective and measurable goals approved by the Committee for the administration of financial assets, liabilities and/or risk.
2.14 “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.
2.15 “Fiscal Year” means the fiscal year of the Company.
2.16 “Margin” means as to any Performance Period, Revenue less appropriate costs and expenses for the type of margin determined by the Committee (for example, but not by way of limitation, gross margin, operating margin or contribution margin).
2.17 “Market Share” means as to any Performance Period, the percentage of a market segment with respect to one or more products or services.
2.18 “Maximum Award” means as to any Participant for any Fiscal Year, $5 million. The Maximum Award is the maximum amount which may be paid to a Participant for or during any Fiscal Year.
2.19 “Operations Management” means as to any Performance Period, the objective and measurable goals approved by the Committee that relate to the design and management of the resources, processes, and supply chains used by the Company or a business unit to produce products and/or supply services.
2.20 “Participant” means as to any Performance Period, an executive of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.
2.21 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards, if any, to be paid to Participants. The formula or matrix may differ from Participant to Participant.
2.22 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee (in its discretion), the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Revenue, (b) Profit, (c) Earnings Per Share (d) Margin, (e) Total Shareholder Return, (f) Return on Capital, (g) Return on Equity, (h) Financial Management, (i) Cash Flow, (j) Market Share, (k) Product Development and Quality, (l) Customer Satisfaction, and (m) Operations Management. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, and/or against another company, companies or an index or indices), (4) on a per-share or per-capita basis, (5) against the performance of the Company as a whole or a specific business unit(s), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company's financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.23 “Performance Period” means any period of three (3) consecutive Fiscal Quarters or such other longer period but not longer than three Fiscal Years (or period of twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion. With respect to any Participant, there shall exist no more than four (4) Performance Periods under the Plan at any one time.
2.24 “Product Development and Quality” means as to any Performance Period, the objective and measurable goals approved by the Committee for the design, creation or manufacture of products, which goals may include (but not by way of limitation) conformance to design or use specifications or requirements not to exceed specified defect levels.
2.25 “Profit” means as to any Performance Period, net income.
2.26 “Return on Capital” means as to any Performance Period, Profit divided by invested capital.
2.27 “Return on Equity” means as to any Performance Period, the percentage equal to Profit divided by stockholder's equity.
2.28 “Revenue” means as to any Performance Period, net revenue.
2.29 “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
2.30 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.
2.31 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.
2.32 “Total Shareholder Return” means as to any Performance Period, the total return (change in share price, including treatment of dividends as determined by the Committee) of a share of the Company's common stock.
SECTION 3
SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS
3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the executives of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become executives during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. However, unless and until otherwise determined by the Committee, an executive who is a Participant for a given Performance Period automatically will be a Participant in subsequent Performance Periods (so long as he or she remains an executive).
3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for the Participants for the Performance Period. Each Participant's Performance Goal shall be determined by the Committee and set forth in writing.
3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for the Participants. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.
3.4 Determination of Payout Formula. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant's Actual Award under the Plan may exceed his or her Maximum Award.

3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout Formula.
SECTION 4
PAYMENT OF AWARDS
4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2 Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than the end of the second (2nd) month after the end of the Fiscal Year in which such Performance Period ended.
4.3 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.
4.4 Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award earned by him or her prior to death for a completed Performance Period, the Actual Award shall be paid to his or her estate.
SECTION 5
ADMINISTRATION
5.1 Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.
5.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan's provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which executives shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by executives who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.
5.3 Decisions Binding. All interpretations, determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority and/or powers in any manner that would jeopardize an award's qualification as performance-based compensation under Section 162(m) of the Code.
5.5 Tax Withholding. The Company shall withhold all applicable taxes (and any other required amounts) from any payment, including any federal, Federal Insurance Contributions Act (FICA), state, and local taxes.

SECTION 6
GENERAL PROVISIONS
6.1 No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant's employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a termination of employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual's employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.
6.2 Section 409A. It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.
6.3 Participation. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.
6.4 Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, sale, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.
6.5 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.
6.6 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or trust, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.
6.7 Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion and, unless otherwise expressly determined by the Committee, shall comply with the requirements of Section 409A.
6.8 Governing Law. The Plan and all award agreements shall be construed in accordance with and governed by the laws of the State of California, excluding its conflicts of laws provisions.
SECTION 7
AMENDMENT AND TERMINATION
7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Code Section 162(m), any such amendment shall be subject to stockholder approval.